Exhibit 99.2
[Date]

[Name]

Dear [First Name]:

Reference is made to the Third Amended and Restated Limited Partnership Agreement of Lincoln International, LP, effective as of April 27, 2022, as amended by that certain Amendment No. 1 to the Third Amended and Restated Limited Partnership Agreement, effective as of January 1, 2025 (as the same may be further amended from time to time, the “Partnership Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Partnership Agreement. Lincoln International, LP (“LI LP” or the “Company”) is the ultimate parent company of the Lincoln International group of companies. LI GP, Inc. (the “General Partner”) is the General Partner of LI LP.

Option Grant

Effective as of the date hereof and conditioned upon your delivery of this agreement executed by you on or before [Date], LI LP hereby offers you an option (the “Option”) to purchase [number of units in words] ([number of units in numerals]) Units in LI LP at an exercise price per Unit equal to the [Year] Per Unit Formula Price (the “Exercise Price”). The “[Year] Per Unit Formula Price” is equal to (i) the Formula Price as of December 31, [Year] divided by (ii) the number of Units in LI LP outstanding as of December 31, [Year]. The “Formula Price” calculation is set forth in Section 9.8 of the Partnership Agreement. For the avoidance of doubt, if the Company does not receive an executed copy of this agreement on or before [Date], this agreement shall be null and void and no Units in LI LP will be issued to you.

Lincoln International, LP
110 N. Wacker Dr
Floor 51
Chicago, Illinois 60606    www.lincolninternational.com

This Option shall vest according to the following schedule (i) [__] of the Units underlying the Option shall vest on [Vesting Date 1] (the “First Vesting Tranche”), (ii) the next [__] of the Units underlying the Option shall vest on [Vesting Date 2] (the “Second Vesting Tranche”), (iii) the next [__] of the Units underlying the Option on [Vesting Date 3] (the “Third Vesting Tranche”) and (iv) the remaining [__] of the Units underlying the Option on [Vesting Date 4] (the “Final Vesting Tranche” and, together with the First Vesting Tranche, the Second Vesting Tranche and the Third Vesting Tranche, the “Vesting Tranches”), subject to your continued service with LI LP and its affiliates (and you not having tendered your resignation) through the applicable vesting date. The First Vesting Tranche shall become exercisable on [Vesting Date 1], the Second Vesting Tranche shall become exercisable on [Vesting Date 2], the Third Vesting Tranche shall become exercisable on [Vesting Date 3] and the Final Vesting Tranche shall become exercisable on [Vesting Date 4] (each, an “Exercise Date”). If the Option becomes exercisable in accordance with the preceding sentence, you may exercise the portion of the Option that becomes exercisable as of the applicable Exercise Date, in full or in part in any whole number of Units, (x) only during the period (the “Exercise Period”) beginning on the applicable Exercise Date and ending on the earlier of (A) the day before your termination from employment for any reason and (B) the last day of the calendar year in which such Vesting Tranche becomes exercisable (each, an “Expiration Date”) and (y) only upon written notice to the Directors of the General Partner (currently [Director Names]) of such exercise during the applicable Exercise Period. For clarity, the First Vesting Tranche shall not be exercisable following [Expiration Date 1], the Second Vesting Tranche shall not be exercisable following [Expiration Date 2], the Third Vesting Tranche shall not be exercisable following [Expiration Date 3] and the Final Vesting Tranche shall not be exercisable following [Expiration Date 4]. You must pay for the Units by paying the applicable exercise price no later than 15 days from the applicable date of exercise; however, this payment schedule is subject to change in order to comply with applicable law. If you fail to exercise and pay for the First Vesting Tranche, the Second Vesting Tranche, the Third Vesting Tranche or the Final Vesting Tranche, as applicable, during the applicable Exercise Period, you acknowledge and agree that the unexercised or unpaid for portion of the First Vesting Tranche, the Second Vesting Tranche, the Third Vesting Tranche or the Final Vesting Tranche (as applicable) shall terminate without consideration on the applicable Expiration Date. In addition, your Option shall terminate without consideration on the date of your termination of employment for any reason.

It is agreed and acknowledged that in the event of the occurrence of a Liquidity Event other than the first public offering of the equity securities of LI LP or an affiliate thereof pursuant to an effective registration statement filed with the Securities and Exchange Commission, and provided that you remain in continuous service of a Lincoln International company at all times from the date hereof through the date of such Liquidity Event (an “Acceleration Event”), this Option shall vest with respect to 100% of the Units underlying the Option. If this Option remains unexercised immediately prior to any Liquidity Event (other than a Liquidity Event solely for cash), Pre-Public Offering Transaction or any other merger, consolidation or similar event affecting LI LP (a “Corporate Transaction”), the General Partner may, in its discretion and subject to compliance with applicable law and Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”), (i) cancel this Option in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of this Option, as determined by the General Partner in its sole discretion; or (ii) substitute other property (including, without limitation, other securities of LI LP or securities of entities other than LI LP) for the Units subject to this Option; provided however that if the particular Liquidity Event, Pre-Public Offering Transaction or Corporate Transaction, as the case may be, does not satisfy the definition of a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as defined in Section 409A, the Company shall not have the right to cancel the Option as described in clause (i) of this sentence. Any action or adjustment by the General Partner shall be conclusive and binding on you. If such Liquidity Event is solely for cash (and is not a public offering), then the General Partner may, in its discretion and subject to compliance with applicable law and Section 409A, cancel this Option in exchange for the right to receive, with respect to each Unit then underlying the Option, an amount equal to the positive excess, if any, of the Value per Unit (as defined below) over the Exercise Price per Unit. The amount determined in accordance with the preceding sentence, if any, following an Acceleration Event will be paid in cash or other immediately available funds, in a lump sum within thirty (30) days following the Acceleration Event, and any such amount shall be in full consideration for, and in cancellation of, this Option. Notwithstanding anything to the contrary herein whether express or implied, if the Exercise Price per Unit exceeds the Value per Unit as of the applicable Acceleration Event, no amount shall be payable with respect to this Option, and this Option shall be cancelled for no consideration. For purposes of this Option, the “Value Per Unit” shall be the value of the consideration received per Unit in the Liquidity Event as determined by the General Partner in its sole discretion.

Other Terms of the Option

You shall be responsible for the payment of all taxes associated with the grant of and your exercise of the Option, including any taxes owing due to the fact that the Units purchased may be purchased for less than fair market value at the time of grant or exercise. You shall also be responsible for the payment of all taxes associated with a cash payment in cancellation of the Option following an Acceleration Event, provided that LI LP or another Lincoln International entity shall have the right to withhold any required taxes in connection with any such payment following an Acceleration Event. You should consult with your tax advisor regarding the tax effect of any Option exercise or of this Option grant.
You agree that the Option may not be Transferred.
You agree that upon the exercise of the Option you shall execute and deliver a subscription agreement for the Units purchased, in form and substance satisfactory to LI LP. You agree that you shall have no rights as an owner of Units underlying any Option until the time of exercise with respect to such Option and the execution of the subscription agreement as set forth above. You agree that the Units issued pursuant to exercise of the Option will be governed by all the terms, conditions and obligations of the Partnership Agreement, including but not limited to the same dilution as other members of LI LP from the issuance of more ownership Units, restrictions on transfer and redemption as set forth therein. If issued to you, the Units issued pursuant to exercise of the Option will be deemed issued as of the date of exercise and issuance.
This Option is intended to satisfy the requirements of Section 409A. Notwithstanding the foregoing or any provision of this Option to the contrary, if any provision of this Option contravenes any requirements of Section 409A, LI LP may, in its sole discretion and without your consent, modify such provision to comply with, or avoid being subject to, Section 409A, or avoid the incurrence of taxes, interest and penalties under Section 409A. Neither LI LP nor its Affiliates, designees or agents shall be liable to you or any other person for actions, decisions or determinations made in good faith to the extent this Option shall be deemed not to comply with Section 409A.
Governing Law; Arbitration. All terms and provisions of this letter agreement shall be construed and governed by the internal laws of the State of Delaware consistent with the governing law of the

Partnership Agreement. Any disputes under this letter agreement shall be subject to the arbitration provisions set forth in Section 13.3 of the Partnership Agreement.
Waiver of Jury Trial. You and LI LP each hereby knowingly, voluntarily and intentionally waive the right to a trial by jury with respect to any litigation relating to or arising out of this letter agreement.
Severability. The various provisions of this letter agreement are severable, and shall be interpreted in such manner as to be effective and valid under applicable law. If any provision or sub-provision of this letter agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule, such invalidity, illegality or unenforceability shall not affect any other provision or sub-provision of this letter agreement.
Waivers. The waiver by either party of a breach by the other party of any provision of this letter agreement shall not operate or be construed as a waiver of any different or subsequent breach by the other party.
Binding Effect. This letter agreement and all of the provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of the parties.
Entire Agreement. This letter agreement embodies the entire agreement and understanding between the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings between you and LI LP. This letter agreement shall not be amended orally, but only by a written instrument executed by each party to this letter agreement.
Construction.    Unless the context of this letter agreement otherwise requires, words of any gender include each other gender; and words using the singular or plural number also include the plural or singular number, respectively. In the event any ambiguity or question of intent or interpretation arises under this letter agreement, this letter agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this letter agreement.

Sincerely,

LINCOLN INTERNATIONAL, LP
By: LI GP, Inc., its sole General Partner

_______________________________________
By: Robert Bruce Barr
Title: Director and President

_______________________________________
By: Lawrence James Lawson, III
Title: Director and Vice President

_______________________________________
By: Robert Todd Brown
Title: Director and Secretary and Treasurer

[Signature Page to LI LP Option Agreement]

Confirmed, agreed and acknowledged as of the date first set forth above:

__________________________
[Name]

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